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                                                    Exhibit 11(b)

                Venable, Baetjer and Howard, LLP
                   2 Hopkins Plaza, Suite 1800
                 Baltimore, Maryland  21201-2978
                      Tel:  (410) 244-7400
                      Fax:  (410) 244-7742



                                  July 24, 1998



Seward & Kissel
One Battery Park Plaza
New York, NY 10004

         Re:  Alliance Multi-Market Strategy Trust, Inc.

Ladies and Gentlemen:

         We have acted as special Maryland counsel to Alliance Multi-Market Strategy Trust, Inc., a Maryland corporation ("Multi-Market"), in connection with (i) the proposed acquisition of all of the assets and known liabilities of Alliance World Income Trust, Inc., a Maryland corporation ("World Income"), by Multi-Market, in exchange for shares of Class C Common Stock of Multi-Market, par value $.001 per share; and (ii) the proposed acquisition of all of the assets and known liabilities of Alliance Short-Term Multi-Market" Trust, Inc., a Maryland corporation ("Short-Term"), by Multi-Market, in exchange for shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock, each of Multi-Market, par value $.001 per share.

         The aforementioned proposed acquisitions are referred to herein collectively as the "Reorganization." This opinion relates only to the Class A Common Stock, Class B Common Stock, and Class C Common Stock, each of the Multi-Market, par value $.001 per share, to be issued in the Reorganization (collectively the "Shares").

         We have examined the Combined Proxy Statement and Prospectus contained in Multi-Market's Registration Statement on Form N-14 with respect to the Reorganization (the "Registration Statement") substantially in the form in which it is to become effective, Multi-Market's Charter and Bylaws, and the forms of Agreement and Plan of Reorganization between Multi-Market and World Income, and between Multi-Market and Short-Term (the



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"Agreements"). We have further examined and relied upon a
certificate of the Maryland State Department of Assessments and Taxation to the effect that Multi-Market is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

         We have also examined and relied upon such corporate records of Multi-Market, a certificate of the Assistant Secretary of Multi-Market with respect to the relevant actions of its Board of Directors and certain factual and other matters, and such other documents as we have deemed necessary to render the opinion expressed herein.

         We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have further assumed that upon their execution and delivery by World Income and Short-Term, each of the Agreements will constitute legal, valid and binding obligations, enforceable against World Income and Short-Term in accordance with their terms.

         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

         1. Multi-Market is a corporation validly existing and in good standing under the laws of the State of Maryland.

         2. Assuming that the issuance of the Shares is in accordance with the terms of the Agreements and that the number of Shares to be issued by Multi-Market and distributed to the stockholders of World Income and Short-Term does not exceed the number of authorized and unissued shares of Multi-Market on the issuance date, the Shares, when issued pursuant to the Agreements and in the manner referred to in the Registration Statement, will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

         This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

         You may rely upon our foregoing opinion in rendering your opinion to Multi-Market that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. This



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opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                             Very truly yours,

                             /s/ Venable, Baetjer and Howard, LLP















































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